UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/17/2012

Westway Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34586

Delaware	20-4755936
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

365 Canal Street, Suite 2900
New Orleans, LA 70130
(Address of principal executive offices, including zip code)

(504) 525-9741
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 17, 2012, Westway Group, Inc. (the "Company") entered into identical indemnification agreements (each an "Indemnification Agreement") with the following current directors and executive officers of the Company: Francis P. Jenkins, Jr., John E. Toffolon, Jr., James B. Jenkins, Anthony J. Andrukaitis, G. Kenneth Moshenek, Phillip A. Howell, Paul R. Chatterton, Thomas A. Masilla, Jr., Gene McClain, and Stephen W. Boehmer. Three of the Company's subsidiaries, Westway Terminal Company LLC, Westway Feed Products LLC and Westway International Holdings, Inc., joined in the Company's obligations under the Indemnification Agreement.

Under the terms of the Indemnification Agreements, the Company agrees, subject to certain exceptions, to indemnify each indemnitee against expenses and liabilities incurred by the indemnitee in connection with a proceeding to which the indemnitee is a party by reason of his status as an officer, director or representative of an employee benefit plan of the Company, or in which the indemnitee is a witness in a proceeding by reason of such status with the Company. The Company also agrees to advance to the indemnitee expenses incurred in connection with proceedings for which the indemnitee may be entitled to indemnification under the Indemnification Agreement and to bear the burden of proving that indemnification is not owed in any case where the Company challenges an indemnitee's claim for indemnification.

The foregoing description of the Indemnification Agreements does not purport to describe all of their terms and is qualified in its entirety by reference to the complete text of the Indemnification Agreements, a form of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

The indemnification provisions in the Indemnification Agreements are in addition to the indemnification provisions under the Company's Amended and Restated Certificate of Incorporation, a copy of which was attached as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed with the SEC on August 9, 2010.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

10.1 Form of Indemnification Agreement dated April 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westway Group, Inc.

Date: April 23, 2012	By:	/s/ Thomas A. Masilla, Jr.
Thomas A. Masilla, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Form of Indemnification Agreement dated April 17, 2012